                                                                     EXHIBIT 6.7

                    TRANSPONDER CHANNEL LICENSING AGREEMENT

                                    Preamble

        This Agreement is made as of the 27th day of June, 1996, by and between Miralite Communications, a California Corporation, 4041 MacArthur Blvd., Ste. 490, Newport Beach, CA 92660, and American Independent Network, 6125 Airport Freeway 200, Fort Worth, 76117 ("Licensee").

        WHEREAS, pursuant to an agreement with GE Americom (the "GE Americom Agreement"), Miralite Communications is authorized to use, subject to availability and certain specified conditions, Transponder 13 on GE Spacenet 3, together with certain backup on-board components, and

        WHEREAS, there is excess capacity on certain channels of Transponder 13 and Miralite Communications desires to license other entities to use excess capacity on such channels;

        WHEREAS, Licensee desires to acquire a license to use 24 MHz of such excess capacity;

        NOW, THEREFORE, the parties hereby agree to the following:

                              Terms and Conditions

1.      Term.

        a. Initial Term. The term of service to be provided hereunder, unless this Agreement is terminated or extended in accordance with its provisions, shall run from July 15, 1996 (the "Channel Start Date") through July 31, 1999 (the "Channel End Date") (collectively, the "Term").

        b. Option to Renew. Upon expiration of the Term of this Agreement and subject to the termination provisions of Paragraph 19 hereof, Licensee will have the option of continuing its license to use the Channel, on a prorated month-to-month basis, pursuant to the terms and conditions of this Agreement.

        c. Cancellation of License for Years Two and Three. Licensee shall have the right to cancel the license provided under this agreement for years two and three (July 15, 1997 through July 31, 1999), provided that written notice is tendered, as per Paragraph 28, no later than sixty (60) days prior to July 15, 1997. Upon termination of this agreement under this provision, Licensee shall forfeit all Prepaid License Fees as per Paragraph 7. No such right to cancel this license is provided in year one, two or three of this agreement, except in the case where affiliates are not able to pick up a quality grade signal.

2. Miralite Communication's Transponder Rights. During the Term, Miralite Communications has rights to transponder capacity, specifically Transponder 13 on Spacenet 3, through the end of life of Spacenet 3, projected to be February, 2000.

3. Licensee's Channels. Consistent with Miralite Communications' primary use of Transponder 13 capacity for several services, including MCPC and SCPC transmissions, Miralite Communications agrees that Licensee may use the channel(s) on Transponder 13 as specified in Attachment I (sometimes collectively referred to as the

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"Channel") for transmissions consistent with the GE Americom Agreement, as set forth in Attachment IV.

4.      Transponder Usage.

        a. Licensee acknowledges that the exercise of its rights under this Agreement is subject to Miralite Communications' rights to Transponder 13 under the GE Americom Agreement and that the Channel to be provided to Licensee will be a channel or channels on Transponder 13 available to Miralite Communications at the time service to Licensee is being provided. In the event that Miralite Communications's rights to transponder capacity (including the channel or any other capacity) on Transponder 13 shall be limited or shall cease, at any time, this Agreement may be terminated without any liability to Miralite Communications, as of the date of cessation.

        b. In the event that Miralite Communications must utilize the transponder capacity of Spare Components available to it pursuant to the GE Americom Agreement, or for any other reason, Miralite Communications may in good faith, in its sole discretion, reassign Licensee to a channel of equivalent power and bandwidth other than the Channel. Miralite Communications will promptly notify Licensee of any anticipated change in the channel frequency assignment of the Channel. Except as expressly provided by this Agreement, this Agreement will continue in effect regardless of any change in channel(s) being used to provide service to Licensee. Any substitute channel provided shall be subject to the same terms and conditions as the Channel under this Agreement.

5. Transmission/Reception Facilities and Service Fees. This Agreement is for the provision of the Channel only and does not provide for the use of or access to satellite transmit and/or receive ground terminal facilities or any services by Miralite Communications. Miralite Communications reserves the right to charge Licensee reasonable fees for any technical consultation, scheduling, or other support services provided Licensee or Licensee's sublicensees using the Channel.

6. License Fees. Licensee shall pay Miralite Communications, without further notice or demand, as follows:

        a. For the Channel, the monthly license payment specified on Attachment I hereto (the "Monthly License Fee").

        b. Time of Payment. The Monthly License Fee is payable without demand or invoice from Miralite Communications in advance on the first day of each calendar month during the portion of the Term hereof beginning on the Channel Start Date and ending on the Channel End Date. In the event that the Channel Start Date and/or Channel End Date is other than the first and last days of the calendar month, the monthly installments of rent for the first and last months of the Channel service period shall be prorated on the basis of the number of days within such month falling within the Channel service provided.

        c. Method and Place of Payment. All payments by Licensee shall be made by company, cashiers, or certified check payable to "Miralite Communications," and sent to the following address:

Miralite Communications
4041 MacArthur Blvd., Ste. 490
Newport Beach, CA 92660

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d.      Late Fees.  For any amount not paid within thirty (30) days of its due date, Licensee shall be assessed a late payment penalty of 1.5% of the amount of the overdue payment per month calculated from the date payment was due until the date it is received by Miralite Communications. This penalty is in addition to and does not waive any remedies Miralite Communications may have under other provisions of this Agreement.

7. Prepaid License Fees. Within fifteen days after the execution of this Agreement or prior to the Channel Start Date, whichever occurs earlier, Licensee shall pay to Miralite Communications, in cash or cash equivalent, a sum equal to one Monthly License Fee, based on year one monthly rental fees, which shall be held as a security deposit during the remainder of the Term. If this Agreement is terminated by Licensee, as set forth in Paragraph 1(c), or due to an Event of Licensee Default, as set forth in Paragraph 21 herein, Miralite Communications shall be entitled to retain as liquidated damages only (and not as a penalty), the amount of this security deposit. A total of $20,000 License Fee needs to be prepaid by June 27, 1996.

8. Noninterference by Licensee. Licensee's operations on and transmissions to Transponder 13 (and those of its sublicensees) shall not interfere with the use of any other Channel of Transponder 13 or any other transponder on Spacenet 3. Licensee shall not utilize (or permit or allow any of its sublicensees to utilize) the Transponder in a manner which will or may violate the requirements of the Operations Procedures set forth in Attachment II.

9. Noninterference by Miralite Communications and Other Licensees. Miralite Communications will operates all channels it controls on Transponder 13 to provide service in a manner that will not interfere with Licensee's use of the Channel and will require any other parties with whom Miralite Communications contracts for the licensing of any such channels to so operate.

10. Law. Licensee shall comply with all applicable FCC regulations, federal statutes and laws, and any other law or regulation, including any international or common law, affecting the provision and use of the Channel. Licensee warrants that the Channel shall not be used on a common carrier basis. Licensee shall apply promptly for any necessary governmental authorizations and warrants that it shall maintain all appropriate authorizations, licenses, and permits for the use of the Channel, including licenses for earth stations.

11. Channel Operations. Licensee shall operate and use the Channel pursuant to the terms of this Agreement and its Attachments, as such Attachments may be modified from time to time by Miralite Communications on 30 days' written notice to Licensee. Specifically (without limitation):

a. Licensee shall operate on the frequency and within the transmission parameters specified in "Specific Frequency Assignments and Transmission Parameters of the Channel," Attachment I;

b. Licensee shall operate within all the technical and operational requirements specified in "NETC Minimum Technical and Operational Requirements for Uplinks for Accessing NEB*SAT Transponder, Attachment II" and the other GE Americom Operational Procedures incorporated by reference in Attachment II;




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c.      Licensee shall submit to Miralite Communications an "Earth Station Data
Sheet." Attachment III, for each uplink transmitting to the Channel, and Licensee shall update that information upon any change.

d. Licensee shall comply with all provisions material to Miralite Communications' compliance with the GE Americom Agreement as excerpted in Attachment IV.

12. RESOLVING INTERFERENCE. Licensee shall cooperate in good faith with and aid Miralite Communications in curing any failure of, interference with, or technical problem concerning the Channel or the transponder on which the Channel is located Specifically (without limitation):

a. Licensee shall correct any problems with the Channel which Miralite Communications, in its sole discretion, determines are technical violations by Licensee of this Agreement or the Attachments hereto. Licensee shall make corrections within the time period specified by Miralite Communications in its notice of violation to Licensee; and

b. If directed by Miralite Communications, in Miralite Communications' sole discretion, Licensee shall immediately cease or modify transmissions to Transponder 13 in order to remedy interference.

13.     Sublicensing.

A. During the Term, Licensee shall not sublicense all or any portion of the Channel to, or otherwise provide services on, the Channel (any such provision of services on the Channel for others to be regarded as "sublicensing" for all purposes under this Agreement) for others without the prior written consent of Miralite Communications. Upon the prior written consent of Miralite Communications, Licensee may sublicense the Channel or a portion thereof; provided however, any such sublicense shall be subject to all terms and conditions contained in this Agreement.

b. Whether or not Licensee sublicenses all or any portion of the Channel to any other entity, Licensee shall not delegate its duties under this Agreement and shall remain fully and primarily liable for all of its and its sublicensee's representations, warranties and duties under this Agreement including timely payment to Miralite Communications for use of the Channel notwithstanding the failure of any sublicensee of Licensee to pay Licensee for its use of the Channel or any portion thereof.

c. Licensee warrants that it, and not Miralite Communications, shall be liable for any damage, loss or claim arising in connection with any sublicensee's use of the Channel or any portion thereof to the full extent set forth in the indemnification provision of Paragraph 15 of this Agreement.

d. Licensee shall ensure that its sublicensee comply with all provisions material to the GE Americom Agreement, as set forth in Attachment IV.

14.     Assignment.

a. Upon prior written notice to Licensee, Miralite Communications may assign any or all of its rights and/or obligations under this Agreement to any other entity.

b. Licensee may assign any or all of its obligations under this Agreement only with the


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
prior written consent of Miralite Communications; provided, however, that Licensee shall remain fully and primarily liable for the payment of all amounts and fees payable to Miralite Communications under this Agreement notwithstanding such assignment. Any purported transfer or assignment made contrary to the terms hereof hall be null and void.

15. Indemnification. Licensee shall indemnify and hold Miralite Communications and its officers, directors, and employees (and the owner and/or operator of the satellite on which the applicable transponder is located), harmless from and against any liability, damage, loss, expense, or claim (including collection costs and legal fees and expenses) in connection with all legal or other formal or informal proceedings, instituted by any private third party or any governmental authority, and arising out of or related to Licensee's, and/or its sublicensee's, use of the Channel, or its failure to use the Channel, or Licensee's and/or its sublicensee's breach of any of its representations, warranties, responsibilities or obligations under this Agreement, including liability, damage, loss, expense or claims from copyright, trademark and infringement of patents arising from the use of the facilities furnished by Miralite Communications in connection with, Licensee's and/or its sublicensee's equipment or from Licensee's and/or its sublicensee's use in a manner not contemplated by Miralite Communications. Licensee shall satisfy all judgments, fines, penalties, costs or other award which may be incurred by or rendered against Miralite Communications as a result thereof, as and to the extent permitted by law. Miralite Communications has no responsibility for the content of any transmission of Licensee, and/or its sublicensee, and, exercises no control over Licensee's or its sublicensee's, transmissions on the Channel other than as prohibited by the terms of this Agreement.

16. Programming Restriction and Legal Qualification. Licensee may not use the Channels to transmit materials deemed likely to be deemed embarrassing in any direct way to Miralite Communications or the State of Nebraska, including transmission of illegal, indecent or obscene materials. Licensee and its principals represent that they have not been convicted for the criminal violation of, and have not been found by the FCC or other federal, state or local government authority, to have violated any federal, state or local law or regulation, as applicable, concerning illegal, indecent or obscene program material or the transmission thereof (the "Indecency and Obscenity Laws") and Licensee is not aware of any pending investigation involving Licensee's program material for the violation of any Indecency and Obscenity Laws. Licensee represents that it shall acquire, or require its sublicensee's to acquire, all necessary rights to transmit, receive and use all copyrighted and trademarked content transmitted on the Channel.

17. Taxes. Licensee shall be solely responsible for all regular or special assignments, fees, costs, expenses and taxes accruing during the Term in connection with Licensee's and/or its sublicensee's individual use of the Channel.

18. Legal and FCC Compliance. Licensee (and its sublicensee, if any) represents that it is in compliance in all material respects with all applicable laws, rules or regulations of the United States of America and any other country receiving international transmissions from the Channel and of any state, county, municipality or other political subdivision or any agency of any of the foregoing having jurisdiction over Licensee or the Channel, including the Federal Communications Commission, except for such noncompliance which would not have a material adverse effect upon Miralite Communications' ability to perform its obligations under this Agreement.



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
19.     Termination

a. Miralite Communications may terminate this Agreement without liability by giving Licensee written notice in the event of any of the following circumstances:

                (i) Miralite Communications's authority to use the Channel, to license Licensee to use excess capacity, or to manage the use of such capacity, terminates at any time during the Term.

                (ii) Transponder 13 on which the Channel is being provided fails or the owner or operator of the satellite determines that the transponder may not be used by Miralite Communications and Miralite Communications, in its sole discretion, does not reassign Licensee to an equivalent channel.

                (iii)   The occurrence of an Event of Licensee Default.

b. Licensee may terminate this Agreement without further liability after the date of termination by giving Miralite Communications written notice in the event of any change in Licensee's frequency assignment that is not in accordance with the provision of Section 4(b) hereof; provided, however, that Licensee must notify Miralite Communications of such termination within fifteen
(15) days of the date of Miralite Communications's notice to Licensee of the change in frequency assignment.

20. Expiration. At the expiration of the Term or earlier termination of this Agreement, Licensee shall surrender immediately to Miralite Communications the Channel provided hereunder.

21. Licensee Default. The following are Events of Licensee Default under this Agreement:

a. Licensee fails to make payment in full of any amount due under this Agreement within ten (10) days of the receipt of notice from Miralite Communications of nonpayment.

b. Licensee becomes insolvent, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors.

c. Licensee files a voluntary petition for relief under the Bankruptcy Code or under any law relating to bankruptcy, insolvency, reorganization or liquidation or an order for relief shall be entered against Licensee in any involuntary case under the Bankruptcy Code or any law relating to bankruptcy, insolvency, reorganization or liquidation.

d. A receiver or trustee is appointed for all or substantially all of the assets of Licensee.

e. Licensee attempts to pledge, hypothecate, encumber or create any lien with respect to the capacity provided herein.

f. The Federal Communications Commission determines that Licensee's or sublicensee's use of the Channel is unlawful.

g. Licensee fails to comply with any term, condition, or covenant of this Agreement and except for Paragraph 21(a) through (f), as to which notice and additional time to cure are not provided, does not cure such failure with ten
(10) days after Miralite Communications gives written notice thereof to Licensee.




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


22. MIRALITE COMMUNICATIONS' REMEDIES. Upon the occurrence of any Event of Licensee Default, Miralite Communications shall have the option to pursue any one or more of the following remedies without notice or demand:

a. Miralite Communications may suspend service or terminate this Agreement, in which event Licensee shall immediately surrender the Channel to Miralite Communications; if Licensee fails to do so, Miralite Communications may take steps to secure control over the Channel.

b. Licensee shall reimburse Miralite Communications for expenses and losses due to Licensee's Default. Miralite Communications shall not be liable to Licensee for any damages resulting to Licensee or any sublicensee of Licensee from any action Miralite Communications takes to enforce its rights under this Agreement.

c. Miralite Communications' pursuit of any remedy does not constitute a waiver of any right to receive payment from Licensee under this Agreement (including interest and penalties) or of claims for any damages occurring to Miralite Communications by reason of the violation by Licensee of its sublicensee of any terms, conditions or covenants contained in this Agreement.

d. Miralite Communications may accelerate the balance of sums payable hereunder with all such sums due and payable forthwith upon such notice of acceleration and demand for payment.

e. Miralite Communications may pursue any other remedy specified in this Agreement or any other remedy available at law or in equity.

23. MIRALITE COMMUNICATIONS DEFAULT. The following is an Event of Miralite Communications Default under this Agreement.

        Miralite Communications fails to make available the Channel in compliance with the provisions of Paragraph 3 (unless the failure is pursuant to the provisions of Paragraphs 4, 8, 19, or 32) and does not correct such failure within ten (10) days after Miralite Communications receives written notice therefrom from Licensee.

24. LICENSEE'S REMEDIES. Upon the occurrence of any Event of Miralite Communications Default, Licensee shall have the option to pursue any one or more of the following remedies without notice or demand:

a. Licensee may obtain an allowance for interruption of service of a prorated reduction in the monthly charge, but only for continuous interruptions of twenty-four (24) hours or more.

b. In the event an Event of Miralite Communications Default continues for thirty (30) days or longer, Licensee may terminate this Agreement upon fifteen
(15) days prior written notice to Miralite Communications, in such event, Licensee shall be obligated to pay Miralite Communications fees and other expenses (including interest and penalties) incurred under this Agreement to the date of the occurrence of the Event of Miralite Communications Default, net of any allowance specified under this subparagraph 24(a).

c. Except for the provisions of Paragraph 26, the remedies specified in this Paragraph 24 shall be the sole remedies of Licensee.

25. THE LIABILITY OF MIRALITE COMMUNICATIONS ARISING OUT OF THE FURNISHING OF THE CHANNEL, INCLUDING BUT NOT LIMITED TO MISTAKES, OMISSIONS,
INTERRUPTIONS, DELAYS, ERRORS OR OTHER DEFECTS OR REPRESENTATIONS OR USE THEREOF, OR ARISING OUT OF FAILURE TO FURNISH THE

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CHANNEL, AND WHETHER CAUSED BY ACTS OF COMMISSION OR OMISSION SHALL BE LIMITED
TO THE REMEDIES SPECIFIED IN PARAGRAPH 24. IN NO EVENT SHALL OF MIRALITE COMMUNICATIONS BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, INCOME OR BUSINESS OPPORTUNITIES, REGARDLESS OF THE NATURE OF THE CLAIM OR THE FORM OF ACTION, ARISING FROM THE LICENSEE'S OR ITS SUBLICENSEE'S USE OF THE SERVICE, WHETHER OR NOT OF MIRALITE COMMUNICATIONS SHALL HAVE HAD ANY KNOWLEDGE, ACTUAL OR CONSTRUCTIVE, THAT SUCH DAMAGES MIGHT BE INCURRED.

26. Attorney's Fees. If, on account of the breach or default by Licensee or Miralite Communications of its obligations under the terms, conditions, and covenants of this Agreement, it shall become necessary for either party hereto to employ an attorney in an action or to defend any of its rights or remedies hereunder, the prevailing party shall be entitled to reasonable legal fees and expenses incurred in connection with such action.

27. Relationship. No party shall be deemed an agent, employee, fiduciary or contractor of the other as a result of this Agreement or any undertaking assumed hereunder, and nothing herein shall be deemed or construed by the parties hereto or other third party to create any rights, obligations or interest in third parties, except as specified herein.

28. Notice. Except as otherwise provided in this Agreement, any notice, approval, consent, waiver or other communication required or permitted to be given or to be served upon any person in connection with this Agreement shall be in writing given or served by a party or its counsel. Such notice shall be personally served, sent by telegram, FAX, or sent prepaid by registered or certified mail with return receipt requested and shall be deemed given, (i) if personally served or sent by telegram, when delivered to the person to whom such notice is addressed, (ii) if given by telegram, FAX, when sent, or
(iii) if given by mail, five business days following deposit in the United States mail. Any notice given by telegram or FAX shall be confirmed in writing within forty-eight hours after sent. Such notices shall be addressed to the party to whom such notice is to be given at the party's address set forth below or as such party shall otherwise direct.

If to Miralite Communications:                          If to Licensee:
Miralite Communications
Tim Anderson
4041 MacArthur Blvd., Ste 490
Newport Beach, CA 92660

Phone: 714-474-1900                                     Phone:
FAX:   714-474-1885                                     FAX:

        Either party may designate a new address or addresses of five (5) day's notice to the other.

29. Waiver. No provision of this Agreement may be waived except in writing by the party who benefits from the provision; moreover, the parties hereto understand and agree that the waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of that provision by the same party, or of any other provision or condition of this Agreement.





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30.  Severability.  If any covenant, term, provision, agreement or obligation contained in this Agreement, or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable by an official body, the remainder of this Agreement shall remain in force and effect.

31. Insurance. Licensee represents that it has in effect general liability insurance, including error and omissions insurance, with a minimum limitation of liability of $1,000,000 and agrees to maintain such insurance during the Term of this Agreement. Upon Miralite Communication's request, Licensee shall provide Miralite Communications with a certificate of insurance demonstrating such insurance coverage.

32. Force Majeure. Neither Miralite Communications nor Licensee shall be required to perform any term, condition, or covenant in this Agreement so long as such performance is delayed or prevented by force majeure, which shall mean acts of God, transponder or other satellite failure (except as set forth in Paragraph 4(b)), strikes, lockouts, material or labor restrictions by any governmental authority, civil riots and any other cause not reasonably within the control of Miralite Communications or Licensee or which either is unable, wholly or in part, to prevent or overcome.

33. Successors and Assigns. The terms, conditions, and covenants contained in this Agreement shall apply to, inure to the benefit of, and are binding upon the parties hereto and their respective successors and assigns.

34. Integration. This Agreement, along with Attachments I, II, III and IV hereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede and replace any previous documents, correspondence, conversations, or written or oral understanding related to this Agreement and may be changed only in a writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

35. Applicable Law. This Agreement shall be governed by and construed under the internal laws of Nebraska (but not the laws pertaining to choice or conflict of laws) and the laws of the United States whether or not the work is performed within or without these jurisdictions. All instruments executed pursuant to this Agreement shall be governed by the internal laws of California etc. and the United States, regardless of the place of execution or performance. Licensee agrees that any action concerning this Agreement shall be brought only in the following courts: U.S. District Court for the District of California which is located in Sacramento, California, and the Orange County District Court, State of Nebraska.

36. MIRALITE COMMUNICATIONS MAKES NO REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AS TO THE MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR USE OF THE CHANNEL.

37. Binding. This Agreement is not considered final and binding until it has been signed by all the parties below.




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
38. Survival. Any provisions which by their terms survive the expiration or earlier termination of this Agreement shall bind the parties, and their legal representatives, heirs, and assigns as set forth herein.

        IN WITNESS WHEREOF, each of the parties hereto, by an authorized person, has caused this Agreement to be duly executed, sealed and delivered in its name and on its behalf, as of the day and year first written above.


Miralite Communications                         Licensee

By:  /s/ TIM ANDERSON                           By:  /s/ DON SHELTON
   -------------------------                       -------------------------
      Tim Anderson
      President                                 Name:  Don Shelton
                                                     -----------------------

                                                Title: CEO
                                                      -----------------------

Date:    6/25/96                                Date:  6/25/96
     -----------------------                          -----------------------




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
                                  ATTACHMENT I

Transponder Channel Licensing Agreement between Miralite Communications, and American Independent Network (Licensee), dated June 27, 1996.

SPECIFIC FREQUENCY ASSIGNMENTS AND TRANSMISSION
CHARACTERISTICS OF THE CHANNEL(S):

Satellite:                                      Spacenet 3
Transponder:                                    13
Downlink Center Frequency (Mhz):                3740 MHz
*Nominal Downlink EIRP (dBW):                   29.1 dBW
Channel Bandwidth (Khz):                        24 MHz
Transmission Parameters:                        OQPSK
Channel Start Date:                             July 15, 1996
Channel End Date:                               July 31, 1999

Year One (July 15, 1996 through
July 31, 1997) Monthly Rental Payment:          $62,500

Year Two (August 1, 1997 through
July 31, 1998) Monthly Rental Payment:          $62,500

Year Three (August 1, 1998 through
July 31, 1999) Monthly Rental Payment:          $62,500

        Prepaid License Fees:                   $62,500

*Downlink EIRP as measured in Lincoln, Nebraska by Miralite Communications.




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


                                 ATTACHMENT II

               NEBRASKA EDUCATIONAL TELECOMMUNICATIONS COMMISSION
                                SATELLITE SYSTEM

                 MINIMUM TECHNICAL AND OPERATIONAL REQUIREMENTS
                     FOR UPLINKS ACCESSING NETC TRANSPONDER

The Nebraska Educational Telecommunications Commission (NETC) manages the NEB*SAT Interconnection System, and is contractually obligated to oversee activity on the NEB*SAT transponder.

The NEB*SAT System Technical Center (STC) is responsible for monitoring the technical operation of users of the Transponder. The STC is staffed approximately 20 hours a day, seven days a week. The STC telephone number is
(402)472-2413.

STC works closely with the technical staff of the Satellite Operator to ensure that all users of the Transponder meet minimum technical standards and operate on a mutual non-interference basis. STC has the responsibility and the authority to disallow or terminate any transmission which fails to meet the technical requirements and specifications listed below.

IF STC DIRECTS THAT TRANSMISSIONS TO A TRANSPONDER CEASE OR BE MODIFIED, IT IS MANDATORY THAT THE OPERATOR RESPONSIBLE FOR SIGNAL TRANSMISSIONS TO THE SATELLITE HAVE THE TECHNICAL CAPABILITY EITHER DIRECTLY OR BY REMOTE CONTROL, AND THE ABSOLUTE AUTHORITY WITHOUT RECOURSE TO HIGHER AUTHORITY, TO IMMEDIATELY CARRY OUT SUCH A DIRECTION.

TECHNICAL REQUIREMENTS AND SPECIFICATIONS

The uplink facility must be licensed by, and operate in compliance with all applicable sections of Part 25 of the Rules and Regulations of the Federal Communications Commission. Transmit antennas must comply with the Antenna Performance Standards specified in Part 25.209 of the FCC Rules and Regulations. Each uplink facility must complete an NETC Earth Station Data Sheet prior to any transmission to the transponder. Downlink EIRP will be measured in Lincoln, Nebraska.

Each carrier transmitted to the Transponders must not exceed the following limits:

        - Downlink EIRP shall not exceed the contracted power level [plus or minus] 25 kHx uplink frequency error
        -  -60 dBc incidental phase modulation of program carrier
        - Spurious emissions outside the contracted channel bandwidth must be within the limitations of Part 25.202 of the FDCC's Rules & Regulations.
        -  Cross-polarization isolation shall be [greater than or equal to]
           30 dB.
        - When multiple carriers are simultaneously transmitted, third or higher order intermodulation products must not exceed 1.5 dBw downlink EIRP at any frequency inside or outside the transponder.

OPERATING PROCEDURES

1.      TELEPHONE COMMUNICATIONS

        The Licensee must provide STC with the telephone number where the person responsible for signal transmission can be reached at all times during transmission to the Transponder. This telephone line must remain free of call at all times while the uplink is radiating to the satellite. This requirement is not met if the phone goes unanswered or is busy, or is located too far away for the uplink operator to effect instant changes at STC's direction.

        Licensee MUST NOT contact the Satellite Operator directly; all communications with the Satellite Operator relating to operations on the Transponder must be through STC.

2.      ACCESS TO THE TRANSPONDER

        A.      Uplink Access Tests

        Each uplink facility must complete an Uplink Access Test (UAT):

        -       prior to initial access to the transponder;

        - whenever the antenna used during the most recent UAT has been repointed or moved; and

        - the Satellite Operator or STC has reason to believe that the facility may be causing interference to other users.

        Uplink Access Tests will be conducted by STC using the procedures of, and in cooperation with, the technical staff of the Satellite Operator. These tests are arranged by the STC staff on a schedule basis. It is recommended that such testing occur at least 24 hours in advance of the scheduled program transmission to provide the uplink operator with adequate time to correct any problems discovered during the test period. The uplink operator is responsible for contacting STC to arrange the scheduling of such tests with the Satellite Operator.

        B.      Beginning Transmission to the Transponders

        Particular care must be exercised by the uplink operator at the commencement of any transmission to the satellite. Uplink radiation should begin at a minimum power level, and be gradually increased until optimum performance is achieved within the contract limits.

        C.      Routine Operations

        After an uplink has successfully completed a UAT and has established nominal operating levels, it is not necessary to contact STC for routine operations. The Licensee is solely responsible for proper operation of the earth uplink terminal. If the transmitting chain is changed in any way that might affect the uplink's ability to operate within the specified operating parameters, STC should be contacted and the uplink's performance re-evaluated. The STC will assist Licensees in the determination of proper parameters upon request.

        D.      Interference Resolution

        If a Licensee feels that its signal is being interfered with by another user, the complaint should be referred to STC for resolution. STC will work with the Licensee and all other necessary parties including the Satellite Operator, and if necessary the FCC to resolve the interference.

        If the Licensee's transmission is determined to be the cause of, or is contributing to an anomalous condition on the Transponder or Satellite, STC has the authority to require the Licensee to modify or cease transmission to the Transponder to resolve the condition.

        Lessees shall be liable for the cost of retransmitting or making-good any transmission with which their uplink has interfered.

GTE SPACENET CORPORATION

TRANSPONDER SALE AGREEMENT                                     Agreement No. 756


                                    ANNEX C

                             Operations Procedures

1.0     GENERAL

        1.1 Purpose - The purpose of these Operations Procedures ("Procedures") is to delineate the responsibilities of the Purchaser with respect to access to GTE Spacenet Satellites and the procedures by which such access will be initiated, maintained, and terminated.

        1.2     Definitions

                The "uplink" consists of analog or digital, single or multiplexed-channel baseband communications signals which have been modulated onto an intermediate frequency carrier, translated to the appropriate radio frequency for the satellite, amplified to a suitable power level, and transmitted through a directional antenna to the satellite by a transmit earth station. The key uplink parameters are uplink antenna performance characteristics, Effective Isotropic Radiated Power
                (EIRP), and signal modulation characteristics in the single and multiple carrier mode.

                The "downlink" consists of the signal transmitted from the satellite and the equipment at the earth station where the signal is received by a directional antenna, amplified by a low noise amplifier (LNA), translated in frequency by a downconverter, demodulated, and further amplified for distribution to end users. The key downlink parameters are the receiving system figure of merit (G/T), the antenna half-power beamwidth, the signal modulation characteristics and the demodulator performance.

                The "transponder" receives the uplink signal and translates it to the output frequency, amplifying and retransmitting the signal as the downlink signal, on the opposite polarity from the uplink. The key transponder parameters are Saturation Flux Density, G/T, transfer characteristics, and downlink EIRP.

                An "anomalous condition" (or an "anomaly") is the transmission of a signal which fails to meet the technical requirements of these Procedures or which otherwise causes, or threatens to cause; interference to the transmissions of others; harm to a GTE satellite or the satellite of another carrier; or degraded service to another customer of GTE or a customer of another carrier.

                The term "earth station" includes fixed and transportable earth stations.

        1.3 Satellite Access Control Center - The Satellite Access Control Center is located at GTE Spacenet headquarters in McLean, Virginia and is the Purchaser's contact point for performance verification, and link establishment each time Purchaser accesses its Transponder. This facility consists of the staff, equipment, and information necessary for coordinating and operating all types of GTE Spacenet Satellite Services.

        1.4 Video Service Coordinators, Satellite Service Technicians, and Satellite Services Engineers (See Table 1)

                GTE Satellite Service Technicians at the Satellite Access Control Center are responsible for all activities involved in establishing the uplink, including coordination of earth station access to the satellites, initial earth station performance verification, termination of earth station access, major changes to an existing earth station, and fault isolation and restoration operations.

                Each Satellite Service Technician has the authority and responsibility to direct Purchaser to modify an uplink transmission when it exceeds the tolerances specified in these Procedures. The Satellite Service Technician may also order cessation of any transmission or take other appropriate action as defined in 3.4.2 of these Procedures when out-of-tolerance operation creates an anomalous condition.

            GTE Satellite Service Engineers are responsible to approve frequency plans for operating multiple carriers on a single Transponder.

2.0 EARTH STATION AND NETWORK OPERATIONAL IMPLEMENTATION - Anyone accessing a GTE Satellite must design transmitting earth stations with networking analysis, RF monitoring, and control systems that allow station operators to have, at a minimum, basic status information and control over the earth station's operating parameters. Earth stations shall either be manned or equipped to allow immediate correction of anomalies in the signal transmitted by the earth station.

        2.1 Earth Station Transmitted Power Limits - Earth stations in any type of service should be designed and operated so that an alarm or indicator alerts the operator when an increase in earth station uplink EIRP results in a flux density at the satellite that exceeds the level authorized for the service by 1 dB or more. The alarm or indicator must be readily available to an individual with the authority and means to immediately reduce the uplink EIRP to an acceptable level or terminate transmission until the out-of-tolerance condition can be corrected.

        2.2 Transmit Earth Station Antenna Sidelobe Performance Requirements - Transmit earth station antennas must comply at all times with applicable FCC Antenna Performance Standards (currently contained in
            Section 25.209, Part 25 of FCC Rules and Regulations).

        2.3 Maximum Emission Levels Within Assigned Transponders - To provide protection to multiple users of a transponder, a constraint has been established with respect to emissions generated by an earth station HPA. This constraint includes all multicarrier intermodulation products. TDMA carrier energy spreading spurious signals, and harmonic products. Unless authorized in writing by GTE, the maximum emission level radiated by an earth station antenna to the assigned transponder, but outside the User's allocated bandwidth as defined in the Service Statement, must not, as measured by GTE exceed 8 dBW per 25 kHz.

        2.4 Maximum Emission Levels Into Adjacent Transponders - The emissions radiated by an earth station antenna which fall outside of the assigned transponder bandwidth, but within the bandwidth of adjacent transponders, must not, as measured by GTE, exceed 18 dBW per 25 kHz.

        2.5 Unlink Power Control - Earth stations using uplink power control may not relax constraints stated in Paragraphs 2.3 and 2.4 by more than 7 dB during rain fade conditions. EARTH STATIONS WITHOUT UPLINK POWER CONTROL, MAY NOT MAKE CHANGES IN UPLINK POWER FOR ANY REASON (INCLUDING ADVERSE WEATHER) WITHOUT PRIOR APPROVAL OF A SATELLITE SERVICE TECHNICIAN.

        2.6 Maximum Emission Levels Outside Spacecraft Frequency Spectrum - Earth station transmitters must not radiate out-of-band emissions which exceed the levels specified in applicable FCC rules (currently specified in Paragraph 25.302, FCC Rules and Regulations).

        2.7 Polarization Isolation - The cross-polarized signal component radiated by transmitting earth stations must be a minimum of 30 dB below the on-axis co-polarized components as measured by GTE. For transportable earth stations, it is recommended that a motorized polarization adjustment system be employed which can be operated while the user is in voice communication with a Satellite Service Technician. GTE reserves the right to charge Purchaser for Transponder time in excess of 5 minutes used to optimize the polarization of a transportable earth station.

        2.8 Antenna Pointing Stability - The pointing stability of the uplink antenna shall be such that environmental conditions, both internal and external to the uplink earth station, will not cause sufficient antenna movement to produce more than a +/- 1 dB change in operational flux density at the Satellite. Under no conditions may the earth station violate crosspole isolation requirements of Paragraph 2.7.

        2.9 Automatic Transmitter Identification - In accordance with Section
            25.308 of FCC Rules, effective March 1, 1991, all satellite video uplink transmissions must be equipped with an automatic transmitter identification systems (ATIS).

                2.9.1 Uplink equipment manufactured on or after March 1, 1991 shall use the FCC-specified subcarrier based ATIS approach. The ATIS signal shall be a separate subcarrier which is automatically activated whenever any RF emissions occur. The encoder shall be integrated into the uplink transmitter chain in a method that cannot easily be defeated. The ATIS information shall continuously repeat. The ATIS signal shall consist of the following:

                        a.    A subcarrier signal generated at a frequency of
                              7.1 MHz [plus or minus] 25 KHz and injected at a level no less than -26 JB (referenced to the unmodulated carrier). The subcarrier deviation shall not exceed 25 KHz peak deviation.

                        b. The protocol shall be International Morse Code keyed by a 1200 Hz [plus or minus] 800 Hz tone representing a mark and a message rate of 15 to 25 words per minute. The tone shall frequency modulate the subcarrier signal.

                        c. The ATIS signal as a minimum shall consist of: the FCC assigned earth station call sign; a telephone number providing immediate access to personnel capable of resolving ongoing interference or coordination problems with the station; and a unique ten-digit serial number or random number code programmed into the ATIS device on a permanent manner such that it cannot be readily changed by the operator on duty. Additional information may be included within the ATIS data stream provided the total message length, including ATIS, does not exceed 30 seconds.

                2.9.2 Uplink equipment manufactured before March 1, 1991 will be permitted to use either the newly-adopted FCC sub-carrier based ATIS, or the SID-AMOL vertical blanking interval ATIS presently used by some uplinkers.

3.0 ESTABLISHING AND MAINTAINING FULL AND PARTIAL TRANSPONDER LINKS - Responsibilities for establishing and maintaining Full and Partial transponder links are defined in this section.

        3.1 GTE Responsibilities - GTE is responsible for Satellite and Transponder integrity, and for compliance with all applicable Federal Communications Commission (FCC) Rules and the provisions of this Agreement.

        3.2     Purchaser Responsibilities

                3.2.1 Earth Station Permits and Licenses - Purchaser is responsible for all necessary frequency coordination and FCC filings, compliance with local zoning ordinances, procurement of all construction and building permits and operating licenses for such earth station, and compliance with pertinent FCC Rules and Regulations regarding earth station radiations. All transmitting earth stations shall also comply with the requirements of Paragraph 2.0 of these Procedures.

                3.2.2 Earth Station Data Sheet - Unless otherwise specified in the agreement under which satellite service is provided to Purchaser, Purchaser shall submit to GTE a completed copy of the "Earth Station Data Sheet" (included in this Agreement) for each earth station employed. This information is required by GTE not later than the date of execution of the Transponder Sale Agreement. An Earth Station Data Sheet shall also be submitted thirty (30) days prior to the initiation by Purchaser of a change to any parameter identified on the Sheet. All Sheets shall be mailed to GTE at the date identified on said Sheet.

                3.2.3 Frequency Plan - If Purchaser intends to modify its then current operating frequency plan, Purchaser shall coordinate with GTE's Satellite Services Engineering department to develop an optimum frequency plan, including power levels, which considers traffic on the cross-polarized and adjacent transponders, and on the co-polarized transponder(s) on the adjacent satellite(s). Any proposed changes in the frequency plan must be submitted thirty (30) days prior to initiation of the change. This information is required in order for GTE Spacenet to maintain a minimized interference environment for the Purchaser and for other users of the assigned satellite.

        3.3     Facility Performance Verification

                3.3.1 Initial Earth Station Performance Verification - Initial performance verification is the process whereby a Satellite Service Technician certifies the suitability of a new or reconfigured transmitting earth station prior to the operational use of that station on Purchaser's Transponder. The purpose of the process is to prevent damage to the Transponder or Satellite and interference to users of other satellites or transponders due to an out-of-tolerance anomaly of the earth station, and to allow the Purchaser to correct problems with earth stations prior to operational use of such stations. The station's performance must conform to the requirements of these Procedures.

                It is recommended that all transmit earth stations be verified in accordance with this Paragraph at least ten (10) days prior to the commencement of use of Purchaser's Transponder to assure that (a) access time is available for testing the earth station and (b) that problems can be corrected. GTE will not be responsible for any delays in the commencement of Purchaser's use of its Transponder where Purchaser has not obtained performance verification of an earth station ten (10) days or more prior to such date.

        3.3.2 Operational Performance Verification - Prior to bringing an earth station on line for operational service, the station's performance must be verified by a Satellite Service Technician as complying with the requirements of these Procedures.

        3.3.3 Verification Procedure - Verification of earth station performance under either Paragraph 3.3.1 or 3.3.2 shall be determined in accordance with the following procedure:

                a. Prior to activation of an earth station, Purchaser shall optimize the pointing and polarization of the earth station antenna by monitoring existing downlink signals from the satellite assigned to Purchaser. Satellite Service Technicians are available to assist Purchaser with this activity.

                b. Prior to activation of an earth station, the Purchaser must establish continuous telephone contact with the Satellite Service Technician until the link is established and operating satisfactorily.

                c. The Transponder number(s) and carrier frequency(ies) of the scheduled transmission(s) are confirmed by the Purchaser and the Satellite Service Technician.

                d. The earth station transmits an unmodulated, low level continuous wave (cw) carrier to the Transponder on the assigned frequency.

                e. The Purchaser adjusts the polarization of the uplink antenna as directed by the Satellite Service Technician until the earth station achieves acceptable cross-polarization isolation.

                f. The carrier power is increased as directed by the Satellite Service Technician until the proper carrier operating point is achieved.

                g. Modulation is applied to the carrier and the Satellite Service Technician verifies that Purchaser is occupying only the bandwidth authorized in the Transponder Sale Agreement.

                h. For fixed, non-tracking transmit earth stations, if the above procedure is conducted when the Satellite is not at the stationkeeping center-of-box, the procedure shall be repeated at the next center-of-box time convenient to Purchaser. Information regarding the center-of-box times for a particular satellite may be obtained from the Video Services Center.

3.4     Performance Degradation; Anomalous Conditions

        3.4.1 Fault Isolation - When a Purchaser (or other user of the Satellite) or a Satellite Service Technician detects degraded link performance, a fault isolation procedure will be initiated to isolate the cause. The Purchaser is responsible for verification of proper uplink and downlink performance. If such initial action does not identify the fault, contact should be established with the Satellite Service Technician for verification of Transponder performance.

        3.4.2 Anomalous Conditions - If Purchaser's transmission is determined by GTE to be the cause, or to be contributing to, an anomalous condition as defined in Paragraph 1.2, GTE has the authority to require Purchaser to modify or cease transmission to the Satellite. Failure of the Purchaser to immediately rectify the anomaly may result in the Purchaser being denied access to the Satellite. If the Satellite Service Technician is unable to contact the Purchaser or if Purchaser fails to correct the anomaly, the Satellite

                Service Technician has the authority and responsibility to take appropriate action to prevent possible degradation to Satellite or Transponder life or interference to other satellite users. Such actions may include suspension of Purchasers access to the Satellite.

4.0     RELATIONSHIP TO THIRD PARTIES

        4.1 Purchaser's Responsibility - If Purchaser resells any capacity on its Transponder to a third party or allows a third party to use the Purchaser's Transponder, or uses a transmit earth station operated by a third party, Purchaser shall be responsible for assuring that any such third party complies with these Procedures.

        4.2 Scheduling of Service - Purchasers may authorize a third party to access Purchasers Transponder, provided that the right to schedule such access, including any right to change a scheduled access remains with Purchaser and may not be assigned or delegated to a third party without the express written permission of GTE.

        4.3  Third Party Access

             4.3.1 Pre-Authorization - GTE will allow a third party to access Purchaser's Transponder only if GTE is notified by Purchaser in writing in advance that such third party may access such Transponder and only during the time period scheduled by Purchaser.

             4.3.2 Coordination and Verification - A third party authorized to access Purchaser's Transponder shall comply with all coordination and verification requirements of these Procedures. For purposes of clarity, the term "Purchaser" used in such requirements shall be read as "the Authorized Third Party". All authorized third party shall report any technical problems encountered in its use of Purchaser's Transponder directly to GTE.

             4.3.3 Denial of Access to Third Parties - GTE may, without liability to Purchaser or any third party, deny access to a third party where such third party:

                    a.  Is not pre-authorized to access Purchaser's
                        Transponder, or

                    b. Fails to comply with any requirements of these Procedures, including the coordination and verification procedures.

        4.4 Third Party Service Charges - Nothing in this Paragraph 4 shall be construed as creating any rights in any third party to receive Service from GTE, nor shall this Paragraph 4 be construed as preventing GTE from charging Purchaser or a third party using Purchaser's Transponder for any support services provided by GTE to such third party.

5.0 TELEPHONE CONTACT AND COORDINATION - Telephone Contact and Coordination telephone and telex numbers, addresses, are listed in Table 1 below.

                                 ATTACHMENT III

               NEBRASKA EDUCATIONAL TELECOMMUNICATIONS COMMISSION

                           EARTH STATION DATA SHEET

INSTRUCTIONS:

        Make a copy of this Earth Station Data Sheet for each earth station which will be used to access the satellite. Completed Data Sheets must be submitted with the Space Segment Channel Leasing Agreement.

        A revised copy of this Earth Station Data Sheet must be submitted to NETC upon change of any information contained herein.

EARTH STATION DATA

1. Traffic Type ____ Analog SCPC ____ Digital SCPC ____ Digital MCPC ____ Other

2. Earth Station Information: Station Name (if any): ___________________________

   City, State and ZIP:_____________________________  Elevation: _______________

   Latitude:_________________________  Longitude: ______________________________

3. Earth Station Type (check one): ____ Transmit/Receive ____ Transmit Only ____ Receive Only

4. Earth Station Operation: ____ Attended ____ Unattended  Uplink Tel.: ________

5. Earth Station Technical Data:

   a. Antenna: Manufacturer __________ Model No. _________ Diameter _____ Meters

      Transmit Gain: ____ dB

      Type of feed (check one): __ Single polarization __ Dual polarization

   b. Power: At Antenna Feed: Nominal ___________ Watts Maximum __________ Watts

      HPA: Manufacturer __________ Rated Output Power __________ Watts

6. Modulation:


Type (eg FM)     Access Technique       Carrier      Or Uncoded          FM Deviation    Carriers
BPSK, (QPSK)     (e.g., TDMA, FDMA)     BW* (kHz)    Data Rate (Kbps)    or FEC Rate     of this type

-----------      -----------------      --------     ---------------     ------------    ------------

-----------      -----------------      --------     ---------------     ------------    ------------

-----------      -----------------      --------     ---------------     ------------    ------------

-----------      -----------------      --------     ---------------     ------------    ------------

-----------      -----------------      --------     ---------------     ------------    ------------

May 17, 1996

                                 ATTACHMENT IV

               NEBRASKA EDUCATIONAL TELECOMMUNICATIONS COMMISSION
                                SATELLITE SYSTEM



                           INCORPORATING BY REFERENCE

                SELECTED PROVISIONS OF THE GE AMERICOM AGREEMENT



         NOTE: GE AMERICOM IS THE SUCCESSOR IN INTEREST OF GTE SPACENET CORPORATION, DESIGNATED AS "GTE" IN THESE PROVISIONS. NETC IS
                 DESIGNATED AS "PURCHASER" IN THESE PROVISIONS.

ARTICLE 4       USE OF SIII/T13

        (a) GTE has advised Purchaser that SPACENET III may be used for the transmission of single and dual analog video, single channel per carrier ("SCPC") traffic and analog or digitized voice or data services. Purchaser has advised GTE that SIII/T13 will be used solely for the transmission of single and dual analog video, single channel per carrier ("SCPC") traffic and analog or digitized voice or data services. GTE has made the assignment of the SIII/T13 on the basis of Purchaser's intended use and in consideration of other GTE customers using the SPACENET III satellite and users of other satellites adjacent to SPACENET III.

        (b) Should Purchaser desire to use SIII/T13 for transmission of a signal type other than that identified above, it shall notify GTE in writing of the desired signal type and GTE will undertake a review of the affect of such change on then current and planned use of the

                SPACENET III Satellite and other satellites adjacent to SPACENET
                III. Should GTE determine in its sole discretion that the transmission of the signal type desired by Purchaser:

                    (i) will not interfere with other GTE customer's services on SPACENET III or the users of other satellites; and

                    (ii) will not interfere with the future use of the SPACENET III Satellite by GTE or its customers; and

                    (iii) will not be in violation of statute, rule, regulation, or the order of a court or governmental agency.

                then GTE will undertake to coordinate the proposed use of SIII/T13 as may be required to allow SIII/T13 to be used for such transmission type.

        (c) Purchaser shall not use SIII/T13 for any purpose other than that stated in paragraph (a) above without the prior coordination with GTE as provided in the Operations Procedures and without the written consent of GTE.

ARTICLE 9       SATELLITE OPERATIONS

9.1 GTE shall be the sole FCC licensee of the Satellite, and shall be responsible for operating and maintaining the Satellite in a manner that complies with all applicable FCC Rules and Regulations. GTE shall be the sole controller and operator of the Satellite.

9.2 Nothing in this Agreement shall be construed to prevent GTE from taking any action necessary to protect its Satellites or to act in accordance with the Operations Procedures.

9.3 GTE reserves the right to periodically transmit essential station-keeping signals to selected Transponders. Such transmissions will not degrade the performance of the receiving Transponder.

9.4 GTE reserves the right to relocate the Serving Satellite in accordance with applicable regulations of the FCC or other governmental agencies having jurisdiction.

ARTICLE 11      RESPONSIBILITY OF PURCHASER

11.1 In connection with its use of SIII/T13. Purchaser shall comply with all applicable FCC regulations and with all applicable laws, rules and regulations, both current and as may come into effect, as well as with this Agreement.

11.2 Purchaser will not transmit or otherwise act in any manner that violates the requirements of the Operations Procedures attached as Annex C. In the event that Purchaser materially breaches those Procedures, GTE may, without waiving any other rights it may have and without liability to Purchaser, exercise its rights under Paragraph 3.4.2 of the Operations Procedures.

11.3 Purchaser shall be responsible for the design, engineering, and the provision of all necessary uplink, downlink and terrestrial transmission facilities.

11.4 Should Purchaser resell, or otherwise allow a third party to utilize for any purpose, SIII/T13 or any portion thereof, Purchaser shall remain liable to GTE for compliance with the obligations imposed by this Agreement (including the Operations Procedures) by any person directly or indirectly receiving services or benefits under this Agreement (collectively, "Derivative Users"). Any action or failure to act by a Derivative User which if performed (or not performed) by Purchaser would constitute a breach of this Agreement, shall be deemed to have been committed by Purchaser. Any Service resold or otherwise provided to a Derivative User may be utilized by the end-user only to the extent, and for the type of transmission for which, Purchaser was authorized to use SIII/T13. GTE reserves the right to charge Purchaser fees for any technical consultation, scheduling, or other support services provided Derivative Users using SIII/T13.

ARTICLE 12      INDEMNIFICATION

12.1 Purchaser shall indemnify and save GTE, and its officers, directors, and employees, harmless from and against any and all claims, damages, expenses and losses (including reasonable attorney's fees) of third parties (including, but not limited to, Derivative Users), directly or indirectly arising out of or in connection with any of the following:

        (a) Any interference or disruption of communications arising out of the use by Purchaser or a Derivative User of SIII/T13, except that Purchaser shall be relieved of its indemnity obligation under this Article 12 with respect to third parties (other than Derivative Users) if such interference or disruption is solely the result of: (A) adherence by Purchaser or a Derivative User to specific applicable written direction of GTE which

                Purchaser is, or Purchaser and its Derivative Users are, obligated by this Agreement to follow: (B) actions taken by GTE in the management of the Serving Satellite; or (C) the willful misconduct of GTE.

        (b) The failure or unavailability of SIII/T13 to provide satellite transmission service to Purchaser or Derivative Users under this Agreement; or errors or defects in, or losses of (including misappropriation), any communication transmitted by Purchaser or a Derivative User using SIII/T13.

        (c) The content or form of the information in any communication transmitted by Purchaser or a Derivative User using SIII/T13.

12.2 Purchaser shall reimburse GTE for all damage to GTE's property caused by Purchaser, or Derivative Users.




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ARTICLE 18  PUBLICITY

All advertising and publicity by GTE or Purchaser, where the other party to this Agreement is mentioned by name, must be submitted to and approved by the other party in writing prior to release for publication. In addition, neither party may use the other party's trademarks, trade name, or logos in any manner without the prior written permission of the other party. GTE may disclose to other of its customers or prospective customers the fact that Purchaser has purchased a Transponder on the Satellite.

ARTICLE 19  CONFIDENTIALITY

The parties hereto agree that all documents and information which a reasonable person would regard as confidential or proprietary under the circumstances or which, by their nature, are inherently confidential or proprietary and which are furnished to a party hereunder, shall be held in strict confidence and shall not, without the prior written consent of the other party, be made available or disclosed to any third party or be used by the other party hereto except as contemplated hereunder. Moreover, each party hereto agrees to restrict dissemination of such confidential documents and information to only those persons in their respective organizations who are directly involved in the performance of the obligations under this Agreement. Notwithstanding the above restriction, neither party shall have any obligation (a) for any disclosure of confidential documents or information which is, or becomes, generally known to the public without breach of the terms of this Agreement, or
(b) for any disclosure of information which is required (i) by court order or
(ii) by order of any governmental or administrative tribunal having jurisdiction over the parties hereto or (iii) by the laws of the State of Nebraska or (c) for any disclosure of information which must necessarily or appropriately be disclosed in order to facilitate issuance of the bonds for the funding of the purchase of SIII/T13 under this Agreement.